SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Pericom Semiconductor Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PERICOM SEMICONDUCTOR CORPORATION

3545 North First Street

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 12, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Pericom Semiconductor Corporation, a California corporation (the “Company”) will be held on December 12, 2007 at 3:00 p.m., California time, at the Company’s premises, 3545 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect five (5) directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.	To ratify and approve the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year ending June 28, 2008.

3.	To transact such other business as may properly come before the meeting.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part hereof.

The Board of Directors has fixed the close of business on October 19, 2007, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

FOR THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.
Chi-Hung (John) Hui, Ph.D.
Senior Vice President, Research and Development and Secretary

San Jose, California

Dated: October 25, 2007

YOUR VOTE IS IMPORTANT

To ensure your representation at the meting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

-i-

PERICOM SEMICONDUCTOR CORPORATION

3545 North First Street

San Jose, California 95134

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

These proxy materials are provided in connection with the solicitation of proxies by Pericom Semiconductor Corporation (the “Company” or “Pericom”) on behalf of its Board of Directors for use at the Annual Meeting of Shareholders to be held on December 12, 2007 at 3:00 p.m., California time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s premises, 3545 North First Street, San Jose, California 95134.

These Proxy materials and the Company’s 2007 Annual Report are first being mailed to shareholders on or about October 25, 2007.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Chi-Hung (John) Hui, Ph.D., Senior Vice President, Research and Development and Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date, Share Ownership and Quorum

Shareholders of record at the close of business on October 19, 2007 are entitled to vote at the Annual Meeting. At the record date, 25,567,838 shares of the Company’s Common Stock, no par value (the “Common Stock”) were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

Holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a plurality of all the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve Proposal No. 1, election of Directors.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. The approval of Proposal No. 2, the ratification and approval of the appointment of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company’s Common Stock present or represented by proxy and entitled to vote at the meeting. Because abstentions are treated as shares present or represented by proxy and entitled to vote for the purposes of determining whether a matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes (votes from shares held of record by brokers as to which the beneficial owners have not given voting instructions) and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained. Consequently, with respect to Proposal No. 1 and 2, broker non-votes have no effect.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, a private proxy solicitation firm. No additional compensation will be paid to the Company’s directors, officers or other regular employees for such services.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at (408) 435-0800, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134, requesting such copies. If a shareholder is receiving multiple copies of the Proxy Statement and annual report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors (the “Board” or “Board of Directors”) pursuant to the Bylaws of the Company, the authorized number of directors is currently set at seven. Five directors will be elected at the Annual Meeting. Following the Annual Meeting there will be two vacancies as the Company has not yet identified suitable Board members to fill the remaining positions. Prior to the annual meeting, the directors may vote to reduce the authorized number of directors to five, in which event there will be no vacancies.

The five nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the five nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

Set forth below are the names, ages and certain biographical information relating to the director nominees as of October 19, 2007.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Alex Chiming Hui	50	Chief Executive Officer, President and Chairman of the Board of Directors	1990
Chi-Hung (John) Hui, Ph.D.	52	Senior Vice President, Research and Development and Director	1990
Hau L. Lee, Ph.D. (1),(2),(3)	54	Director	1999
Millard (Mel) Phelps (1),(2),(3)	79	Director	1999
Siu-Weng Simon Wong, Ph.D. (1),(2),(3)	52	Director	2006

(1)	Member of Audit Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Compensation Committee.

Mr. Alex Chiming Hui has been Chief Executive Officer, President and a member of the Board of Directors of the Company since its inception in June 1990, and was elected Chairman of the Board of Directors of the Company in July 1999. Mr. Hui is also the Chief Executive Officer of the Company’s subsidiaries, SaRonix-eCERA Corporation and Pericom Taiwan Limited Corporation. From August 1982 to May 1990, Mr. Hui was employed by LSI Logic Corporation, most recently as its Director of Advanced Development. From August 1980 to July 1982, Mr. Hui was a member of the technical staff of Hewlett-Packard Company. Mr. Hui holds a B.S.E.E. from the Massachusetts Institute of Technology and an M.S.E.E. from the University of California at Los Angeles.

Dr. Chi-Hung (John) Hui is currently Senior Vice President, Research and Development. Prior to September, 2005, he served as the Company’s Vice President, Technology. He has been a member of the Board of Directors of the Company since its inception in June 1990. Dr. Hui also serves on the Board of Directors at one of the Company’s subsidiaries, SaRonix-eCERA Corporation and one of the Company’s affiliates, Pericom Technology, Inc. From August 1987 to June 1990, Dr. Hui was employed by Integrated Device Technology, most recently as Manager of its Research and Development Department. From August 1984 to August 1987, Dr. Hui was a member of the technical staff of Hewlett-Packard Company. Dr. Hui holds a B.S.E.E. from Cornell University and an M.S.E.E. and a Ph.D. in Electrical Engineering from the University of California at Berkeley.

Dr. Hau L. Lee has been a member of the Board of Directors since July 1999. From February 1997 through June 2002 Dr. Lee has been Kleiner Perkins, Mayfield, Sequoia Capital Professor in the Department of Industrial Engineering and Engineering Management and from July 2002 through the present has been the Thoma Professor of Operations, Information and Technology Management at the Graduate School of Business at Stanford University. He is the founding and current director of the Stanford Global Supply Chain Management Forum, and has consulted extensively for companies such as Hewlett Packard, Sun Microsystems, IBM, Xilinx Corporation, Motorola and Andersen Consulting. In October 2004 Dr. Lee joined the board of Integrated Distribution Services Group, Limited, a public company, located in Hong Kong. Dr. Lee is a graduate of the University of Hong Kong and earned his M.S. in Operational Research from the London School of Economics and his M.S. and Ph.D. degrees in Operations Research from the Wharton School at the University of Pennsylvania.

Mr. Millard Phelps has been a member of the Board of Directors since July 1999. Mr. Phelps is a retired advisory director of Hambrecht and Quist (H&Q), a position he held from September 1994 to July 1997. Prior to joining H&Q in 1984 as a Principal in the firm and Senior Semiconductor Analyst, Mr. Phelps spent 23 years in the semiconductor industry in various management and corporate officer positions. Mr. Phelps is currently serving as a Director of Trident Microsystems and has been a director of several other public and privately held companies. Mr. Phelps holds a BSEE degree with honors from Case Reserve University, is a professional engineer (Ohio) and is a registered SEC professional.

Dr. Siu-Weng Simon Wong is a Professor of Electrical Engineering at Stanford University and is a Fellow of the IEEE. He is an expert in CMOS devices and integrated components for RF operations. In 1998, he was a member of the team that founded Atheros Communications (ATHR), a fabless semiconductor company focusing on WiFi products. From 1998 to 2000, Dr. Wong was the VP of Manufacturing at Atheros. Between 2001 and 2003, he was the CEO of the Hong Kong Applied Science and Technology Research Institute. He currently serves on the advisory boards of a few fabless semiconductor companies. He received his PhD from the University of California, Berkeley.

Board Meetings and Committees

The Board of Directors of the Company held four meetings during fiscal year 2007. During the last fiscal year, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company encourages, but does not require, its Board members to attend the annual shareholders meeting. The Board has determined that a majority of the current Board members, Dr. Lee, Dr. Wong and Mr. Phelps are “independent” as that term is defined in Rule 4200 of the listing standards of the Marketplace Rules of the NASDAQ Stock Market, Inc. (“NASDAQ”).

The current members of the Audit Committee are Dr. Lee, Dr. Wong and Mr. Phelps, who serves as interim Chairman. The Audit Committee held four meetings during fiscal year 2007. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal controls; and (3) annual independent audit of the Company’s financial statements. See “Report of the Audit Committee of the Board of Directors.” The Board adopted and approved a written charter for the Audit Committee in April 2000 and approved an amended and restated charter in July 2004. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Exchange Act and the Board has determined that all members of the Audit Committee are “independent” as that term is defined in the listing standards of NASDAQ. We currently do not have an Audit Committee financial expert as defined in Item 407(d) of Regulation S-K. Our prior Audit Committee financial expert was Gary Fischer, who was also the Chairman of the Audit Committee. He resigned in July 2007 for reasons unrelated to the Company. We are actively seeking a replacement for him.

The current members of the Compensation Committee are Dr. Wong, Mr. Phelps and Dr. Lee, who serves as Chairman. The Compensation Committee held one meeting during fiscal year 2007. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and the Company’s 2000 Employee Stock Purchase Plan. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in the listing standards of NASDAQ.

The Nominating and Corporate Governance Committee held one meeting in fiscal year 2007. The Nominating and Corporate Governance Committee was formed in October 2001. The current members of the Nominating and Corporate Governance Committee are Dr. Lee, Dr. Wong and Mr. Phelps, who serves as Chairman. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the listing standards of NASDAQ. The Nominating and Corporate Governance Committee monitors the size and composition of the Company’s Board of Directors and addresses corporate governance matters. Prior to the Company’s Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee, pursuant to guidelines designed to highlight the necessary qualifications, assists the existing Board in selecting the candidates who will be presented to the Company’s shareholders for election to serve the Company until the next annual meeting.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any shareholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Shareholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 3545 North First Street, San Jose, California 95134, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating shareholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company currently does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor and related industries, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

All members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market, Inc.

Corporate Governance

The Company has formal corporate governance standards in place. The Board has reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the NASDAQ Stock Market, Inc. corporate governance listing standards regarding corporate governance policies and procedures. The Board believes the Company is in compliance with such rules and listing standards.

Access to Corporate Governance Policies

The Company has adopted a Code of Business Conduct and Ethics that applies to, among others, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, which is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent required by law, any amendments to or waivers from, any provision of the Code of Business Conduct and Ethics will be promptly disclosed to the public. To the extent permitted by such legal requirements, the Company intends to make such public disclosure by posting the relevant material on its website in accordance with Securities and Exchange Commission rules.

The charters of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Company’s Code of Business Conduct and Ethics are available on the Company’s website at www.pericom.com. Copies of such documents will also be provided to any shareholder upon written request directed to Investor Relations, Pericom Semiconductor Corporation, at 3545 North First Street, San Jose, California 95134.

Communication between Shareholders and Directors

The Company’s Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to Alex C. Hui, Chairman of the Board, c/o Pericom Semiconductor Corporation, 3545 North First Street, San Jose, California 95134.

Compensation Committee Interlocks and Insider Participation

Pericom Technology, Inc., a British Virgin Islands corporation (“PTI”) (a description of the relationship between the Company and PTI can be found in the section of this proxy statement entitled “Certain Relationships and Related Transactions”). PTI does not have a compensation committee and the duties generally ascribed to such a committee are untaken by the board of directors. Mr. Alex Hui is Chief Executive Officer and a director of PTI. Dr. Chi-Hung (John) Hui is a director of PTI.

Relationships among Directors or Executive Officers

Mr. Hui and Dr. Hui are brothers.

Director Compensation

The Company’s non-employee directors receive a $1,000 per month retainer and the Audit Committee Chair receives a total monthly retainer of $1,500 for his services. In addition, each non-employee director receives $1,000 per quarterly meeting, and $500 for each additional telephonic meeting. The Chairperson of the Audit Committee receives $2,000 per audit committee meeting and the members of the audit committee receive $1,500 per meeting. For all other committees, the Chairperson receives $1,500 per meeting and all other members receive $1,000 per meeting. All non-employee directors of the Company receive automatic stock option grants upon joining the Board of Directors in the amount of 12,000 shares and they receive 6,000 shares annually thereafter under the Company’s 2001 Stock Incentive Plan or 2004 Stock Incentive Plan. The Chairman of the Audit Committee receives an additional 2,000 shares annually. All options are vested immediately upon grant. The exercise price of such stock options is equivalent to the fair market value of the underlying Common Stock on the date of grant.

The table below summarizes the compensation our company paid to non-employee directors who were directors as of June 30, 2007, for the fiscal year ended June 30, 2007. Mr. Alex Chiming Hui and Dr. Chi-Hung (John) Hui, who are executive officers of Pericom, are also each a director of Pericom, but they are not included in the table below because they do not receive any additional compensation for services provided as a director.

Directors Compensation Table for the Fiscal Year Ended June 30, 2007

Name (2)	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Hau Lee, Ph.D.	24,500	31,953	56,453
Millard (Mel) Phelps	22,000	31,953	53,953
Gary Fischer (3)	30,500	42,604	73,104
Siu-Weng Simon Wong, Ph.D.	13,000	51,702	64,702

(1)	These dollar amounts reflect the compensation expenses recognized by our company in fiscal year 2007 for financial statement reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) (disregarding any estimate for forfeitures) for all equity awards made to directors in fiscal year 2007. Therefore, these amounts do not represent payments actually received by the directors.

•	The assumptions used to calculate the value of the awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2007.

•

On December 14, 2006, the date of our last annual meeting, Pericom granted each director, other than Dr. Wong, a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $11.91 per share. The grant date fair value under FAS 123R of each of these grants was $31,953. In addition, Mr. Fischer, as chairman of the audit committee was granted an additional 2,000 shares on the same date and at the same exercise price. Upon joining the Board on September 1, 2006, the Company granted Dr. Wong a fully vested option to purchase 12,000 shares of our common stock with an exercise price of $9.11. The grant date fair values of the options granted to Dr. Wong and the option to purchase 2,000 shares granted to Mr. Fischer under FAS 123R were $51,702 and $10,651, respectively.

(2)	As of June 30, 2007, each director had the following numbers of shares underlying stock options then outstanding: Dr. Lee: 50,000; Mr. Phelps: 56,000; Mr. Fischer: 28,000; Dr. Wong: 18,000.
(3)	Mr. Fischer served as a director during the fiscal year ended June 30, 2007, but resigned from his directorship on July 31, 2007.

Required Vote: The affirmative vote of a plurality of the votes duly cast at the Annual Meeting is required for the election of the nominees to the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the five director nominees to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

On February 16, 2006, Deloitte & Touche LLP (“Deloitte”) informed management and the Audit Committee of Pericom Semiconductor Corporation (the “Company”) that it had resigned as the independent registered public accounting firm for the Company effective immediately. On April 18, 2006 the Company’s Audit Committee approved the decision to engage Burr, Pilger & Mayer LLP as its independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting for the fiscal year ended July 1, 2006. Deloitte & Touche LLP had audited the financial statements of the Company since 1992 and last served as the Company’s independent registered accounting firm for the year ended July 2, 2005.

The reports of Deloitte & Touche LLP on the consolidated financial statements for the year ended July 2, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope, or accounting principles. In connection with its audit of the effectiveness of the Company’s internal control over financial reporting as of July 2, 2005, based on the criteria established in Internal Control—Integrated framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, Deloitte & Touche LLP expressed an adverse opinion in its report dated September 15, 2005 on the effectiveness of the Company’s internal control over financial reporting due to a material weakness in the Company’s controls relating to the accounting consequences arising from significant changes in the Company’s business operations.

During the year ended July 2, 2005 and through February 16, 2006, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in their reports on the financial statements for such years.

During the year ended July 2, 2005 and through February 16, 2006 there were no reportable events (as defined by Regulation S-K Item 304(a)(i)(v)) except as follows: (i) in connection with its review of the Company’s interim financial information for the quarter ended December 25, 2004, Deloitte & Touche LLP advised the Company’s Audit Committee of a material weakness in internal control over financial reporting related to controls over the determination of obsolescence inventory charges for a product end-of-life program; (ii) in connection with its audit of the effectiveness of the Company’s internal control over financial reporting for the year ended July 2, 2005, Deloitte & Touche LLP advised the Company’s audit committee of a material weakness in internal control over financial reporting as described above; (iii) in connection with its review of the Company’s interim financial information for the quarter ended October 1, 2005, Deloitte & Touche LLP advised the Company’s Audit Committee of a material weakness in internal control over financial reporting related to the process for timely evaluation and write-down of MRB inventory; and (iv) in connection with its review of the Company’s interim financial information for the quarter ended December 31, 2005, Deloitte & Touche LLP advised the Company’s Audit Committee of a material weakness in internal control over financial reporting related to the subsidiary financial statements and review of the consolidation of subsidiary financial statements for proper classifications in the consolidated financial statements.

The Company provided Deloitte & Touche LLP with a copy of the foregoing statements and received a letter from Deloitte & Touche LLP stating its agreement with such statements. The Company filed the letter as an exhibit to its current report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2006.

During the year ended July 2, 2005 and through February 16, 2006, the Company did not consult with Burr, Pilger & Mayer LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(i)(v) of Regulation S-K).

Burr, Pilger & Mayer LLP has been appointed by the Board to continue as the Company’s independent registered public accounting firm for the fiscal year 2008 and recommends that the shareholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Burr, Pilger & Mayer LLP as the independent auditors for fiscal year 2008. A representative of Burr, Pilger & Mayer, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Burr, Pilger & Mayer LLP for the audit of the Company’s annual financial statements for the year ended June 30, 2007 and July 1, 2006 and fees billed for other services rendered by Burr, Pilger & Mayer LLP during those periods.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$807,777	$279,960
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements.
(2)	There were no Audit-Related Fees incurred in fiscal 2007 or 2006 which would have consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	There were no Tax Fees incurred in fiscal 2007 or 2006 which would have consisted of fees billed for professional services rendered for tax compliance, tax advisor and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.
(4)	There were no All Other Fees incurred in fiscal 2007 or 2006 which would have consisted of fees for products and services other than the services reported above.

In making its recommendation to ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s independent auditors for the fiscal year ending June 30, 2008, the Audit Committee has considered whether services other than audit and audit-related services provided by Burr, Pilger & Mayer LLP are compatible with maintaining the independence of Burr, Pilger & Mayer LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also provide pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

No audit-related, tax or other non-audit services were approved by our Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01, paragraph (c)(7)(i)(C), of Regulation S-X during the 2006 or 2007 fiscal year.

Required Vote: The affirmative vote of a majority of the common shares present and entitled to vote at the Annual Meeting is required to ratify the foregoing proposal.

The Board of Directors unanimously recommends a vote FOR the ratification of

Burr, Pilger & Mayer LLP as the Company’s independent auditors for fiscal year 2008.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning the executive officers and directors of the Company and their respective ages as of June 30, 2007:

Name	Age	Position(s)
Alex Chiming Hui	50	Chief Executive Officer, President and Chairman of the Board of Directors
Chi-Hung (John) Hui, Ph.D.	52	Senior Vice President, Research and Development and Director
Angela Chen	48	Vice President, Finance and Chief Financial Officer
Gerry Liu	51	Senior Vice President, Marketing
Hau L. Lee, Ph.D. (1), (2), (3)	54	Director
Millard (Mel) Phelps (1), (2), (3)	79	Director
Siu-Weng Simon Wong, Ph.D. (1), (2), (3)	52	Director

(1)	Member of Audit Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Compensation Committee.

Biographical information concerning directors, who are standing for re-election to the Board, is set forth in “Proposal No. 1—Election of Directors” of this proxy statement. Set forth below is biographical information concerning the Company’s executive officers who are not directors.

Ms. Angela Chen has been Vice President, Finance and Chief Financial Officer of the Company since April 2006. Previously, Angela held the role of CFO and VP of Finance, Administration & IT of PTI, Pericom’s affiliated company in Asia, since May 2002 and she has been instrumental in driving PTI’s growth and return to profitability. Ms. Chen has been VP Finance, Asia for Pericom, overseeing the financial activities of the Company’s Asian operations including Pericom Taiwan Ltd, eCERA and PTI, since August 2005. Prior to joining Pericom in 2002, Angela was Chief Operating Officer and VP, Finance, Administration & Operations of Feiya Technology Corporation from 2001 to 2002, and was CFO and VP, Finance, Administration and IT with terminal manufacturer Wyse Technology Taiwan Ltd. from 1996 through 2001. Angela received her MBA with a major in Accounting from National Taiwan University, and her BA with a major in Accounting from Soochow University in Taiwan.

Dr. Gerry (Shao-Hung) Liu joined Pericom in May 2007 as Senior Vice President of Marketing. Prior to joining the Company, Dr. Liu was the Vice President of Marketing and CFO at S3 Graphics, an affiliate of VIA Technologies, the world’s largest independent manufacturer of motherboard chipsets. Among his accomplishments during his seven years at VIA/S3 Graphics, he led the strategic restructuring of the company, which VIA acquired in 2000. Prior to joining VIA in 2000, Dr. Liu was Division President of Video Graphics at Trident Microsystems after serving as corporate Senior Vice President of Marketing. He was President and Founder of Knights Technology which was acquired by Electroglas, as well as Omega Micro which was later acquired by Trident Technologies. Dr. Liu has served as a director on multiple technology association boards and has been the recipient of the National Friendship Award by the China State Administration of Foreign Experts Affairs for his long-term contribution to its technology industry. Additionally, he received an Outstanding Alumni Award from the University of Illinois where he received his M.S.C.S. Dr. Liu also holds a B.S.E.E. from National Taiwan University and a Ph.D. in Computer Science from the University of California at Berkeley.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program and Objectives

The primary goal of our executive compensation program is to create and enhance the long-term value of shareholders’ equity. To reach this primary goal, we use various methods, including base salary, performance based cash compensation, incentive share-based compensation and an employee stock purchase plan. We have developed our programs to fulfill several secondary goals:

•	To attract talent to our executive management team;

•	To align our executives’ objectives with the objectives of our shareholders;

•	To encourage the development of long-term corporate financial goals;

•	To foster fair treatment and respect for all our employees;

•	To empower our team to perform their functions ethically and forthrightly; and

•	To retain our professionals for long-term productive careers.

We review each executive’s compensation elements and the results each executive has obtained on an annual basis, modifying each package to optimize our team’s performance. In particular, the Compensation Committee (“the Committee”) of the Board of Directors reviews:

•	The executive officer’s level of responsibilities;

•	The executive officer’s achievement of goals and objectives which were established by the Committee for that executive in the prior year;

•	The executive officer’s contribution to our financial results;

•	The executive officer’s introduction of new initiatives to enhance the Company’s performance; and

•	The executive officer’s demonstrated leadership effectiveness.

Our Chief Executive Officer (the “CEO”) reviews the compensation of each of the other executive officers each year, applying various measurement scores to each officer’s achievement of certain performance goals which were set for the prior year. The CEO presents the results of the measurements, along with his current compensation recommendations, to the Committee annually. The Committee reviews each executive’s performance, as measured and reported by the CEO, reviews the overall Company’s performance as related to the goals set by the Board of Directors and either grants or amends the CEO’s recommendations, based on the Committee members’ judgment of the facts and circumstances.

The Committee also uses independent surveys, such as the Radford survey, to assist in determining appropriate executive officer compensation and the components of that compensation. In addition, Committee members review compensation reported by competitors which are similar in size and complexity to the Company.

Elements of executive compensation plans and the determination of the amount of each element

Base Salary

The Compensation Committee of the Board of Directors, comprised of independent outside directors, determines the annual salary for our CEO and reviews and alters or approves as recommended, the CEO’s recommendations for the other members of the executive officer team. The Committee uses a variety of tools to determine the salary, including, but not limited to, independent surveys and comparisons to public records of similarly sized industry peers. The Committee did not utilize any specific or numeric percentile or other benchmark in the comparison with these industry peers. Some of the companies used in the comparison are:

Integrated Silicon Solution, Inc.

Leadis Technology, Inc.

Micrel, Incorporated

Monolithic Power Systems, Inc.

PLX Technology, Inc.

Supertex, Inc.

Trident Microsystems, Inc.

Volterra Semiconductor Corporation

The Committee generally sets base salaries at levels designed to attract and retain qualified executive officers with strong leadership skills, commensurate knowledge and appropriate experience, while also considering the level of responsibility and performance required in each of the executive positions. In general, executives with the highest level and amount of responsibility have the lowest percentage of their annual compensation as base salary and highest percentage of their compensation at risk.

For the fiscal year ended June 30, 2007 the Committee increased the CEO’s annual base salary by 4% and the base salaries of the other executive officers between 4% and 6%, based on the executive officer’s level of responsibility and past performance.

Performance-Based Compensation

Currently, our performance-based compensation includes cash bonuses, which are partially based on the Company’s financial performance and partially on the executive officer’s contribution to the Company’s achievement of specified financial and performance goals which we measure and monitor on an annual basis. As a group, approximately 16% of our total executive compensation for the fiscal year ended June 30, 2007 (“FY 2007”) was in the form of bonuses. Bonuses paid for FY 2007 were based on the Compensation Committee’s bonus plan adopted in August, 2006. The Company’s performance goals for FY 2007 were tied to diluted income per share, as discussed later. Other non-financial corporate goals included attaining a certain market-share, industry leadership, product innovation and development and operational efficiency and excellence. These non-financial goals were assigned to individual executive officers. Goals for each of our executive officers were related to their function in the Company and included such things as cost containment, innovation, development of new markets, increases in sales to existing customers, process improvement, retention of staff, meeting deadlines, improvement in customer satisfaction, reducing waste and the non-financial company goals mentioned above.

The Committee determined the financial performance goal for the Company for FY 2007 would be to achieve diluted income per share of $0.34 for the fiscal year. The Company achieved $0.32 for such fiscal year.

One-half of each executive officer’s bonus payment was calculated based on multiplying one-half of the officer’s target bonus by the product of (a) the percentage derived by comparing the Company’s actual financial performance to its target goal and (b) a percentage rating of the executive officer’s actual performance as compared to the executive officer’s target goals. For example, the Company reached 94% of its financial target for FY 2007 ($0.32/$0.34). For purposes of this illustration, if it was determined that an executive officer met 80% of the previously set goals for his position and the target bonus set for him was $50,000, then the officer would have received $18,824 for this portion of his bonus (94% x 80% x $50,000/2).

The remaining one-half of the bonus was determined based on the executive officer’s performance, unrelated to the Company’s financial performance. Using the illustration in the previous paragraph, the same hypothetical executive would have received $20,000 for this portion of the bonus plan (80% x $50,000/2). The Compensation Committee believes that this bonus plan is fair and equitable, rewarding strong performance while penalizing poor performance even in situations where the Company does well.

The Compensation Committee targeted the potential bonus for the CEO at 35% of his base salary and the bonuses of the other executive officers at 10% to 25% of those executives’ base salaries in FY 2007. The Committee determined that an upper limit on the executive officers’ performance-based compensation was inappropriate in FY 2007. Our CEO earned a bonus of 27% of his base salary, while the other executive officers earned bonuses of 11% to 20% of their base salaries in FY 2007.

The Committee also determined a minimum level of individual performance which each executive officer had to obtain before he or she could be eligible for any part of his or her bonus. If an individual executive officer did not reach at least the sixtieth percentile of achievement in his or her personal performance measurement in FY 2007 that officer would not be eligible for any part of the bonus. If the Company did not reach at least the fiftieth percentile in its performance measurement, the Company performance based part of the bonus would not have been paid.

Performance-based compensation also includes commissions earned by our Vice President, North America and Europe Sales. The Compensation Committee determined the commission rate in conjunction with determining the remainder of his compensation package. The targeted commission amount was calculated to be $43,429 and was based on a percentage of the targeted commission goal for the North American and European sales force. In FY 2007, the sales force reached 90% of the targeted commission goal.

Share-based compensation

Our Compensation Committee determines the numbers of options to purchase the Company’s common stock that are granted to each executive officer. The Compensation Committee determines the size of each grant based on the executive officer’s position, level of responsibility and longevity in employment. The Committee authorizes grants to executive officers periodically, and in most cases, annually. The Company issues stock options with exercise prices that equal the fair market value of the underlying stock on the date of the grant.

The Compensation Committee believes that stock option awards align our executive officers’ interests with our shareholders’ interests by creating a direct association between the officers’ compensation and our shareholders’ return on their investment in the Company. The Committee also believes that this form of compensation provides our executives with a significant, long-term interest in the Company’s success and growth. In addition, the Committee believes awarding stock options helps retain key executives, especially in the competitive market in which the Company operates.

Accordingly, the Committee determines appropriate levels of stock option awards when reviewing each executive officer’s annual compensation package. The Committee considers several factors in their determination of appropriate awards, including prior performance, length of service, related responsibilities, other components of compensation, comparisons to awards to individuals in similar positions in our industry and the accomplishment of goals and directives.

Retirement Plans

We offer all our employees an opportunity to participate in the Company-sponsored, employee-funded 401 (k) plan. Each employee can defer a certain amount of their compensation up to a certain statutory limit. Income earned from the deferred compensation is not taxable until certain age and other requirements occur. This benefit provides retirement payments after the employee reaches a certain age.

Employee Stock Purchase Plan

We offer all our employees, except executive officers who also serve on the Board of Directors, entry into our employee stock purchase plan. This plan provides the employee the opportunity to purchase the Company’s common stock at a discounted price at certain preset times during the year. Purchases under the plan can be made with up to 10% of the employee’s compensation up to certain limitations set by the IRS. The plan offers certain tax benefits to any employee who holds the stock for a prescribed length of time.

Tax and Accounting Considerations in Compensation

Income tax regulations involved in compensation, especially share-based compensation, are complex and restrictive. Numerous regulations and Internal Revenue Code (“IRC”) sections contribute to limitations on the amounts of compensation that we can deduct for income tax purposes and in which periods those deductions can be taken. As a result we employ independent tax experts to advise us on the proper treatment of our compensation plans.

In addition, IRC Section 162(m) disallows any tax deduction for compensation in excess of $1 million paid to any executive officer whose total compensation is required by Securities and Exchange Commission rules to be reported in our annual proxy statement. The provisions of Section 162(m) exclude certain types of performance-based remuneration, but only if:

•	the performance goals are set by a committee comprised of outside directors,

•	the performance goals are disclosed to and approved by a majority of the shareholders prior to payment and

•	if the committee determining the performance goals certifies that the goals have been satisfied.

While we have not exceeded this limitation in the past, the Compensation Committee may, in the future, elect to compensate any of our executive officers with amounts that may exceed this overall limitation.

We accrue the cost of our non-equity compensation periodically throughout the year. We accrue approximately 25% of the expected cost each quarter of the year. As of June 30, 2007 we had accrued 100% of the projected cost of our non-equity compensation for the fiscal year ended June 30, 2007. Once final calculations of the non-equity compensation were completed in the first quarter of the fiscal year ended June 28, 2008 we adjusted the accrued balance to the actual cost incurred. The adjustment was immaterial.

We account for share-based compensation following FAS 123R. FAS 123R requires that we recognize the cost of this type of compensation over the vesting period of the compensation, for financial statement purposes, using the Black-Scholes-Merton stock-option valuation methodology. For purposes of disclosure in the table titled “Grants of Plan-Based Awards” under the column heading “Grant Date Fair Value of Stock and Options Awards” the SEC requires that we list the entire value of the award as calculated in accordance with FAS 123R. Therefore, the amounts shown in this column are different than the actual expense we recorded for financial reporting purposes in our consolidated financial statements.

Our Chief Executive Officer Compensation

The Compensation Committee determines the CEO’s compensation following criteria similar to those used to determine the compensation for our other executive officers. Because our CEO is the most responsible for the Company’s overall performance, more of his potential compensation is tied to the Company’s financial performance. In FY 2007 the CEO’s bonus was targeted at 35% of his base salary, provided 100% of the Company’s financial performance and 100% of his individual goals were reached. After reviewing both performances, the Committee awarded Mr. Hui a bonus of 27% of his base salary for his service in FY 2007.

In August, 2006 the Committee determined that Mr. Hui should receive an increase in his base salary of 4%. This increase represents the first increase in Mr. Hui’s base salary over the last five years. During this same period of time the Company improved its financial performance from generating net losses from operations to generating positive earnings per share.

In July, 2006 the Committee awarded our CEO a stock option grant for the purchase of 50,000 shares of the Company’s common stock based on his past performance and his potential to enhance long-term shareholder value. In addition, the Committee reviewed grants made to other chief executive officers within our industry peer group.

In addition, Mr. Hui serves as the chief executive officer and on the Board of Directors of our subsidiary, SaRonix-eCERA Corporation. In FY 2007 SaRonix-eCERA paid Mr. Hui a salary of $27,374 and a bonus of $20,144.

In October, 2006 our unconsolidated affiliate, Pericom Technology, Inc. granted our CEO an option to purchase 80,000 shares of its common stock at a price of $0.30 per share, which was the fair market value of its common stock on the date of the grant.

Change in Control Agreements with Our Executive Officers

All of our executive officers serve the Company on an at-will basis.

The Company entered into change in control agreements with each of the executive officers which provide a continuation of benefits and severance payments in the event of a change of control of the Company. These benefits and payments are discussed further in this proxy under the heading “Potential Payments upon Termination or Change in Control”.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Dr. Hau Lee, Chairman
Dr. Siu-Weng Simon Wong
Mr. Millard (Mel) Phelps

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers of the Company whose aggregate salary, bonus and other compensation exceeded $100,000, which we refer to as our “named executive officers,” during our fiscal year ended June 30, 2007, which we refer to as “2007” or “FY 2007.” Currently, the Company has in addition to its Chief Executive Officer, only three other executive officers. Mr. Gerald Beemiller resigned from his position with the Company on May 25, 2007, but is included in the table below pursuant to the regulations of the SEC.

Summary Compensation Table for the Fiscal Year Ended June 30, 2007

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (1) (5)	All Other Compensation (6)	Total ($)
Alex Chiming Hui Chief Executive Officer, President and Chairman of the Board	2007	277,646	117,180	88,286	12,000	495,112

Angela Chen Vice President, Finance and CFO	2007	180,000	61,507	55,086	20,000	316,593

Chi-Hung (John) Hui Senior Vice President, Research and Development	2007	217,011	77,303	62,645	12,000	368,959

Gerry Liu Senior Vice President, Marketing (2)	2007	32,308	20,155	—	—	52,463

Former Officer:

Gerald V. Beemiller Vice President-Sales, North America and Europe (3)	2007	182,862	67,281	55,254	46,646	352,043

(1)	These columns also include our subsidiary, eCERA’s salary and bonus paid to Alex Chiming Hui in the amounts of $27,374 and $20,145, respectively and bonuses paid to Angela Chen and Chi-Hung (John) Hui of $20,145 each.
(2)	Dr. Liu joined the Company in May 2007. Although his total compensation for FY 2007 was less than $100,000 and could therefore, under SEC regulations, be omitted, we are voluntarily disclosing his total compensation and are including him as one of the named executive officers.
(3)	Mr. Beemiller terminated his employment with the Company on May 25, 2007. As part of a severance arrangement for Mr. Beemiller, the Compensation Committee approved the immediate vesting of certain unvested options which the Company had previously granted him. The total options that were so immediately vested covered 12,473 shares. The compensation shown in the column “Option Awards” includes the FAS 123R costs associated with the accelerated vesting of these options.
(4)	The amounts shown in this column represent the share-based compensation expense the Company recognized, without considering estimated forfeitures, in its Consolidated Statement of Operation for the fiscal year ended June 30, 2007 in conformity with FAS 123R. The compensation expense, thus recognized, may include expenses related to awards issued prior to the beginning of fiscal year 2007. The amounts shown here do not correspond to the actual value that the named officer will actually recognize upon exercise of the related option grant. The assumptions used to calculate the value of the awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2007.

(5)	Incentive compensation includes commissions earned by Mr. Beemiller, our former Vice President-Sales, North America and Europe. All amounts shown in this column were fully paid by September, 2007 for services performed in the fiscal year ended June 30, 2007.
(6)	This column includes automobile allowances of $12,000 for Mr. Hui and Dr. Hui and $6,646 for Mr. Beemiller, $20,000 in relocation allowances for Ms. Chen and $40,000 in severance pay for Mr. Beemiller.

Grants of Plan-Based Awards

The following table shows all plan-based awards, other than performance-based cash bonuses that were fully paid in September 2007, that Pericom granted to the named executive officers during fiscal year 2007. These awards are also reported in the Outstanding Equity Awards table.

Grants of Plan-Based Awards Table for the Fiscal Year Ended June 30, 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Options Awards (#)	Grant Date Fair Value of Stock and Option Awards ($)
Alex Chiming Hui	07/31/06	50,000	8.40	196,635
Angela Chen	—	—	—	—
Chi-Hung (John) Hui	07/31/06	35,000	8.40	139,045
Gerry Liu	05/01/07	100,000	10.77	491,770
Gerald V. Beemiller	07/31/06	10,000	8.40	39,727

(1)	Each of these options was granted pursuant to the Company’s 2004 Stock Incentive Plan. All such options vest over a four-year period, subject to continued employment with the Company. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Outstanding Equity Awards Table as of June 30, 2007

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alex Chiming Hui	100,000		3.19	12/22/07
	80,000		3.38	07/01/08
	120,000		5.25	06/25/09
	100,000		24.56	03/08/10
	160,000		31.38	06/25/10
	40,000		16.56	04/24/11
	120,000		13.96	06/25/11
	12,500		13.40	10/22/11
	50,000		11.50	06/24/12
	50,000		8.40	04/21/13
	35,000		10.50	04/19/14
	24,375	20,625	8.03	04/18/15
	11,458	38,542	8.40	07/31/16

Angela Chen	10,938	14,062	8.88	09/15/15
	10,208	24,792	10.25	04/06/16

Chi-Hung (John) Hui	60,000		3.38	07/01/08
	80,000		5.25	06/25/09
	100,000		31.38	06/25/10
	25,000		16.56	04/24/11
	75,000		13.96	06/25/11
	7,000		13.40	10/22/11
	30,000		11.50	06/24/12
	30,000		8.40	04/21/13
	21,000		10.50	04/19/14
	16,250	13,750	8.03	04/18/15
	8,021	26,979	8.40	07/31/16

Gerry Liu	—	100,000	10.77	05/01/17

Gerald V. Beemiller (2)	—	—	—	—

(1)	Each of these options was granted pursuant to the Company’s 1990, 1995 and 2001 Stock Option Plans or the Company’s 2004 Stock Incentive Plan. All such options vest over a four-year period, subject to continued employment with the Company. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.
(2)	Mr. Beemiller terminated his employment with the Company in May 2007 and he either exercised his outstanding options or he elected to allow them to terminate under the terms of the individual grants.

The following table sets forth information as of June 30, 2007 regarding outstanding equity awards in Pericom Taiwan, Ltd. (“PTL”), a consolidated subsidiary of the Company, held by the only named executive officer who holds such awards. No options to purchase PTL common stock were exercised by the following named executive officer during the 2007 fiscal year.

Outstanding Equity Awards in Pericom’s Subsidiary, Pericom Taiwan, Ltd. Table as of June 30, 2007

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alex Chiming Hui	112,500	—	0.30	5/1/2013
	112,500	—	0.30	5/1/2013
	112,500	—	0.30	5/1/2013
	112,500	—	0.30	5/1/2013

Total	450,000	—

(1)	There was no public trading market for the common stock of PTL as of June 30, 2007. All options in the table above vest over a four-year period, subject to continued employment with the Company or PTL.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by each named executive officer in fiscal year 2007.

Option Exercises and Stock Vested Table for the Fiscal Year Ended June 30, 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Alex Chiming Hui	100,000	538,000
Angela Chen	—	—
Chi-Hung (John) Hui	110,000	894,500
Gerry Liu	—	—
Gerald V. Beemiller	17,454	54,745

(1)	Value realized on exercise is the difference between the market price of Pericom common stock at the date of exercise and the exercise price per share exercised, multiplied by the number of shares exercised (whether or not any securities were sold).

Potential Payments upon Termination or Change in Control

All of the executive officers of the Company have entered into change of control agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company. Pursuant to the terms of the agreements, if the Company terminates an executive officer’s employment without cause within the twelve months following a change in control of the Company or the executive terminates his or her employment for good reason (as these terminating events are defined in the agreement) within thirty days of the occurrence of specific events enumerated in the agreement and after giving at least two weeks notice of the termination to the Company, the Company will:

•	continue payment of the executive officer’s base salary then in effect for a period of twelve months,

•

pay the executive officer a bonus based on a calculation tied to the last completed fiscal year’s bonus or the bonus related to the year preceding the most recent completed fiscal year in certain circumstances,

•	provide for continuation of medical and dental benefits for a period of twelve months,

•	pay the executive officer’s life insurance premiums for a period of twelve months,

•	cause the immediate vesting , subject to certain terms as discussed below, of stock options, performance shares or units and restricted shares or units, and

•	extend the expiration date of the executive officer’s vested stock options as of the date of termination to six months after the date of termination.

“Good reason” includes a number of circumstances, including a material reduction in the officer’s responsibilities or duties, reduction in annual salary not affecting management generally or a material reduction in benefits. The agreement also provides that if any payment or benefit would be subject to excise tax as a result of Sections 280G and 4999 of the federal tax code, then the payment or benefit shall be reduced to the extent necessary to avoid such excise tax.

Should a termination, as discussed above occur, the immediate vesting of options and similar share-based compensation is subject to additional terms:

•

if the executive officer has been employed by the Company for less than 2 years, then any options (or similar instruments) that would have vested up to the first anniversary of the termination date will be immediately vested,

•

if the executive officer was employed at the Company for more than 2 years but less than four, options that would have vested up to the second anniversary of the termination date will be immediately vested, or

•	if the executive officer has been with the Company for more than four years, then all outstanding options will be immediately vested

The table below illustrates hypothetical payments under the change of control agreements as if a change in control had occurred on June 30, 2007.

Termination without cause or resignation for good reason within 12 months following change in control:

Name	One Year Salary Continuation	Bonus	One Year Benefits Continuation	Assumed Realized Value of Accelerated Options (1)	Total (2)
Alex Chiming Hui	277,646	70,058	14,108	153,502	515,314
Angela Chen	180,000	84,970	7,339	49,070	321,379
Chi-Hung (John) Hui, Ph.D.	217,011	58,058	14,108	105,595	394,772
Gerry Liu	210,000	—	14,108	9,750	233,858

Former Officer:
Gerald V. Beemiller (3)	—	—	—	—	—

(1)

These are hypothetical realized values that assume a change in control of Pericom on June 30, 2007, in which the price realized per share of our common stock is assumed to be the closing market price of our stock as of that date ($11.16 per share on June 29, 2007, the last trading date in our fiscal year 2007), based on the following outstanding options held on that date, assuming full acceleration of vesting of stock options for each of the named executive officers except Dr. Lui, who has been employed at Pericom for less than a year:

•	Alex Chiming Hui: 53,229 shares underlying unvested stock options having a weighted average exercise price of $8.28.

•	Angela Chen: 35,104 shares underlying unvested stock options having a weighted average exercise price of $9.76.

•	Chi-Hung (John) Hui, Ph.D.: 36,667 shares underlying unvested stock options having a weighted average exercise price of $8.28.

•	Gerry Liu: 25,000 shares underlying unvested stock options having a weighted average exercise price of $10.77.

(2)	The total does not include any amounts due for accrued but unpaid wages or under generally available benefit plans such as Pericom’s 401(k) plan, at the time of any employment termination.
(3)	Inapplicable, as Mr. Beemiller voluntarily resigned from Pericom on May 25, 2007.

Equity Compensation Plans

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of June 30, 2007.

Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders
Option Plans (1)	4,652,956	$11.87	1,680,540
Employee Stock Purchase Plan	—	—	663,910
Equity Compensation Plans not Approved by Shareholders
SaRonix Acquisition Options	165,093	10.00	—

Total/Weighted Average	4,818,049	11.84	2,344,450

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options under the following equity compensation plans: The 2004 Stock Incentive Plan, the 2001 Stock Incentive Plan and the 1995 Stock Option Plan.

Material Features of Equity Compensation Plans Not Approved by Shareholders

In connection with Pericom’s October 1, 2003 acquisition of substantially all of the assets of SaRonix, LLC, Pericom granted options to purchase an aggregate of 383,600 shares of Pericom common stock to certain former employees of SaRonix as an inducement for them to join Pericom. Under the agreements pertaining to such options, twenty percent of the options vest on October 1, 2004 and 1/48 of the remaining shares vest monthly for the following four years so that the options are fully vested in five years. The exercise price of the options is $10.00 per share and the options expire if unexercised on October 1, 2013. In the event of a change in control transaction, the options shall become fully vested and exercisable if they are not assumed or replaced as part of the transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has provided the following report:

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s accounting, auditing, and financial reporting and disclosure processes, and systems of internal control established by management regarding finance, accounting, legal compliance and ethics. Each of the three members of the Audit Committee is independent of the Company, as defined under the NASDAQ corporate governance standards. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements. Burr, Pilger & Mayer LLP, our independent auditor, is responsible for expressing an opinion on the fairness of the financial statement presentation. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•

Discussed with Burr, Pilger & Mayer LLP the results of their audit including the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance;

•

Received the written disclosures and the letter from Burr, Pilger & Mayer LLP regarding auditor independence required by the Independence Standards Board of the Public Company Accounting Oversight Board (“PCAOB”) Interim Standard No. 1, Independence Discussion with Audit Committees;

•

Discussed with Burr, Pilger & Mayer LLP their compliance with the PCAOB’s Rules, including the Rules in Section 3, Professional Standards, as those rules relate to services performed for Pericom during FY 2007;

•	Discussed with Burr, Pilger & Mayer LLP the accounting firm’s independence from the Company; and

•	Considered whether Burr, Pilger & Mayer LLP’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence from the Company.

On September 13, 2007 the Company’s management advised the Audit Committee that they, working with Burr, Pilger & Mayer LLP, had identified a material weakness in the Company’s internal control over financial reporting that existed as of June 30, 2007. As of that date, the Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the Company’s financial reporting requirements. Because of this lack of sufficient staff, management identified a number of internal control deficiencies, which were significant. In addition, Burr, Pilger & Mayer LLP proposed a number of adjustments to the Company’s consolidated financial statements. Because of the number and nature of these significant deficiencies in internal control, when aggregated, management concluded the Company had a material weakness in internal control over financial reporting as of June 30, 2007. Taken as a whole, the control deficiencies could result in a misstatement in our account balances or disclosures which could cause a material misstatement in the consolidated financial statements that might not be prevented or detected.

Management has informed us that they intend to remediate this material weakness by implementing a plan to review and supplement financial processes and procedures, including the recruitment of additional staff with the appropriate level of depth and skill in the application of generally accepted accounting principles, the review of the Company’s training and oversight policies and the re-examination of the Company’s documentation and review procedures, as soon as is reasonably practical. We, the members of the audit committee, concur with management’s approach to the remediation of this material weakness.

Based on its review and discussions with management and Burr, Pilger & Mayer LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. The Audit Committee and the Board of Directors have also recommended, subject to ratification by the shareholders, the reappointment of Burr, Pilger & Mayer LLP as our independent auditors for fiscal year 2008.

Millard (Mel) Phelps, Chairman
Dr. Hau Lee
Dr. Siu-Weng Simon Wong
October 25, 2007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing standards require that the Company conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another independent body of the board of directors.

The charter of the Board’s Nominating and Corporate Governance Committee also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s corporate compliance officer.

Related Person Transactions

In April 1994, the Company, Alex Chiming Hui, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and Chi-Hung (John) Hui, Senior Vice President, Research and Development and a Director of the Company, and Dato’ Kia Hong Tay and members of his immediate family, most of whom are principal shareholders of the Company, formed Pericom Technology, Inc., a British Virgin Islands corporation (“PTI”) with principal offices in Shanghai, People’s Republic of China. Initially, 18.4% of the outstanding voting stock of PTI was held by the Company and substantially all of the remaining 81.6% of the outstanding PTI voting stock was held by the foregoing directors, officers and principal shareholders of the Company. Alex Chiming Hui and Chi-Hung (John) Hui are also directors of PTI, and Alex Chiming Hui is the President and Chief Executive Officer of PTI. In fiscal 2001 an additional financing round of Series “C” Preferred Stock was completed and the Company now holds 45% of the outstanding voting stock of PTI and substantially all of the remaining 55% of such stock is held by the foregoing directors, officers and principal shareholders of the Company or their immediate family members. Pericom Semiconductor Corporation and PTI are parties to an agreement, dated as of March 17, 1995, which provides for cost reimbursement between the Company and PTI for any facility sharing or personnel time and certain procedures for funding research and development and joint development projects.

In September 1995, the Company and PTI entered into an international distributor agreement, pursuant to which PTI was appointed a non-exclusive distributor for certain Pericom products in the People’s Republic of China. In September 2003, the Company and PTI entered into a sales agreement in which Pericom agreed to purchase and resell certain PTI products. During FY 2007, PTI granted to Mr. Alex Chiming Hui an option to purchase 80,000 shares of PTI common stock and to Mr. Chi-Hung (John) Hui, an option to purchase 15,000 shares of common stock.

During the fiscal year ended June 30, 2007, the Company provided research, administrative and other services to PTI totaling $1.1 million. PTI repaid the Company, on a monthly basis, $1.2 million. In addition, the Company sold PTI equipment and software for $59,000, which represented its fair market value at the date of sale. Certain employees at PTI perform services directly for the Company for which the Company was charged $122,000 during FY 2007. At June 30, 2007, PTI owed the Company $121,000 for services the Company rendered during FY 2007. The Audit Committee has determined that all transactions with PTI occurring during FY 2007 were beneficial and necessary and occurred in the ordinary course of the Company’s business. See Note 6 of Notes to the Consolidated Financial Statements included in our Form 10-K for the year ended June 30, 2007.

On September 7, 2005 the Company purchased a 99.9% share of eCERA Comtek Corporation (“eCERA”). eCERA’s employees and other investors own the remaining outstanding shares. Alex Chiming Hui and Chi-Hung (John) Hui are also directors of eCERA and Alex Chiming Hui serves as eCERA’s chief executive officer. During the fiscal year ended June 30, 2007, eCERA granted salary and bonus compensation to Mr. Alex Hui of $47,519 and Mr. Chi-Hung (John) Hui $20,144. This compensation is included in the “Summary Compensation Table for the Year Ended June 30, 2007”, above.

The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and their affiliates, including transactions with PTI, will continue to be comparable to terms offered by unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of October 19, 2007 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers, and (iv) all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Wasatch Advisors, Inc. (2) 150 Social Hall Avenue Salt Lake City, UT 84111	2,490,770	9.7

Dimensional Fund Advisors (3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,210,937	8.6

Barclays Global Investors Japan Limited (4) Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402, Japan	1,502,012	5.9
Alex Chiming Hui (5)	1,899,434	7.2
Chi-Hung (John) Hui (6)	1,240,896	4.8
Gerry Liu (7)	—	*
Angela Chen (8)	28,646	*
Millard Phelps (9)	56,000	*
Hau L. Lee (10)	60,800	*
Siu-Weng Simon Wong (11)	18,000	*
All executive officers and directors as a group (7 persons) (12)	3,303,776

*	Less than 1% of outstanding Common Stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 19, 2007 are deemed outstanding. Percentage of beneficial ownership is based upon 25,567,838 shares of Common Stock outstanding as of October 19, 2007. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 3545 North First Street, San Jose, California 95134.
(2)	Based on Schedule 13G/A filed with the SEC on February 15, 2007, Wasatch Advisors, Inc., a Utah corporation, has sole voting power with respect to 2,490,770 shares of the Company’s Common Stock and sole dispositive power with respect to 2,490,770 shares of the Company’s Common Stock.
(3)	Based on a Schedule 13G filed with the SEC on February 9, 2007, Dimensional Fund Advisors Inc., a Delaware corporation, has sole voting power with respect to 2,210,937 shares of the Company’s Common Stock and sole dispositive power with respect to 2,210,937 shares of the Company’s Common Stock.
(4)	Based on Schedule 13G, filed January 23, 2007, Barclays Global Investors Japan Limited, a Japanese entity that is an investment advisor, has sole voting power with respect to 1,387,107 shares of the Company’s Common Stock and sole dispositive power with respect to 1,502,012 shares of the Company’s Common Stock.

(5)	Includes 871,857 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(6)	Includes 452,467 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(7)	Dr. Liu does not have any exercisable options that will be exercisable within 60 days of October 19, 2007.
(8)	Includes 28,646 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(9)	Includes 56,000 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(10)	Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(11)	Includes 18,000 shares issuable upon exercise of stock options exercisable within 60 days of October 19, 2007.
(12)	Includes shares issuable upon exercise of stock options within 60 days of October 19, 2007.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the Company’s 2008 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between August 11, 2008 and September 10, 2008. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received by the Company not later than June 27, 2008 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The NASDAQ Stock Market. Such officers, directors and ten-percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2007, its executive officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them, except that (a) late Form 4s were filed on behalf of non-employee directors, Hau Lee, Millard Phelps and Siu-Weng Simon Wong reporting the annual non-employee director stock option grants on the date of our annual meetings in December 2006 and (b) a late Form 4 was filed by Chi-Hung (John) Hui with respect to the acquisition of shares pursuant to an option grant in 1998, which inadvertently had not been previously reported.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PERICOM SEMICONDUCTOR CORPORATION, 3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Chi-Hung (John) Hui, Ph.D.
Chi-Hung (John) Hui, Ph.D.
Secretary

San Jose, California

Dated: October 25, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN

THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 – Alex Chiming Hui *	☐	☐	02 – Chi-Hung (John) Hui *	☐	☐	03 – Hau L. Lee, PhD *	☐	☐

	04 – Millard (Mel) Phelps *	☐	☐	05 – Siu-Weng Simon Wong, PhD *	☐	☐
* Each to serve for the ensuing year and until their successors are elected and qualified.

		For	Against	Abstain

2.	To ratify and approve the appointment of Burr, Pilger & Mayer LLP as the independent auditors for the Company for the fiscal year ending June 28, 2008.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy)	Signature 1 – Please keep signature within the box	Signature 1 – Please keep signature within the box
/ /

Dear Shareholder,

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then, sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on December 12, 2007.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Pericom Semiconductor Corporation

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN

THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proxy - PERICOM SEMICONDUCTOR CORPORATION

3545 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134

Annual Meeting of shareholders - December 12, 2007

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Alex Chiming Hui and Chi-Hung (John) Hui, Ph.D. as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the December 12, 2007 Annual Meeting of Shareholders of Pericom Semiconductor Corporation to be held at the Company’s premises, 3545 North First Street, San Jose, California 95134 at 3:00 p.m., California time, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

SEE REVERSE SIDE	Continued and to be voted on reverse side.	SEE REVERSE SIDE